Exhibit 5.1

October 15, 2024

Reference: 40505/77

Granite Real Estate Investment Trust

77 King Street West, Suite 4010, P.O. Box 159

Toronto-Dominion Centre

Toronto, Ontario M5K 1H1

RE:

Registration Statement on Form S-8 relating to the Granite Real Estate Executive Deferred Unit Plan (the “Executive Plan”) of Granite Real Estate Investment Trust, a trust formed under the laws of Ontario (“Granite REIT”) and the Granite REIT Inc. Non-Employee Directors’ Deferred Share Unit Plan (the “Directors’ Plan” and, together with the Executive Plan, the “Compensation Plans”) of Granite REIT Inc. (“Granite GP”), a corporation incorporated under the Business Corporations Act (British Columbia)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) in the form in which it is to be filed by Granite REIT on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the registration of an aggregate of up to 100,000 units in the capital of Granite REIT (the “Units”) issuable pursuant to the Compensation Plans.

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of each of the Compensation Plans, the currently effective declaration of trust of Granite REIT, resolutions of the board of trustees of Granite REIT, the resolutions of the board of directors of Granite GP and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion. We have assumed the genuineness of all signatures, the requisite legal capacity of all individuals signing any documents, and the authenticity of all documents submitted to us as certified, conformed, photostatic or electronically transmitted copies or facsimiles thereof.

We are solicitors qualified to carry on the practice of law in the Canadian provinces of British Columbia, Alberta, Ontario and Québec. The opinions expressed below are limited to the laws of the province of Ontario and the federal laws of Canada applicable therein on the date hereof, and we express no opinion as to any other laws, or matters governed by any other laws.

Based on and subject to the foregoing, we are of the opinion that the Units have been duly authorized and, upon issuance in accordance with the terms of the Compensation Plans, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP